Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AXIS CAPITAL HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other	1,125,000	$54.01	$60,761,250.00	0.00011020	$6,695.89

Total Offering Amounts					$60,761,250.00		$6,695.89

Total Fee Offsets							—

Net Fee Due							$6,695.89

(1)	Covers common shares, par value $0.0125 per share, of AXIS Capital Holdings Limited (“Common Shares”) under the AXIS Capital Holdings Limited Second Amended and Restated 2017 Long-Term Equity Compensation Plan (the “Second Amended and Restated Plan”), which was amended and restated on May 4, 2023. In addition to the Common Shares set forth in the table above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Common Shares that may become issuable under the Second Amended and Restated Plan in the event of share dividends, share splits, reverse share splits or similar transactions.

(2)	Calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $54.01 per Common Share, which is the average of the high and low price per Common Share as reported by The New York Stock Exchange on May 4, 2023.